U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Raskin, Zvi N.
   10 Keri Lane
   Spring Valley, NY USA 10977
2. Issuer Name and Ticker or Trading Symbol
   Schick Technologies, Inc. SCHK
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   07/31/98
If Amendment, Date of Original (Month/Year)

Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director  ( ) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   Secretary

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Options [Right to Buy]|25.20   |4/1/9|A   |V|2006       |   |4/1/9|3/31/|Common Stock|2006   |0      |9349        |D  |            |
                      |        |8    |    | |           |   |9 [1]|08   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Options [Right to Buy]|17.96   |7/29/|A   |V|5000       |   |7/29/|7/28/|Common Stock|5000   |0      |9349        |D  |            |
                      |        |98   |    | |           |   |99 [2|08   |            |       |       |            |   |            |
                      |        |     |    | |           |   |]    |     |            |       |       |            |   |            |
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
Explanation of Responses:
1. The option becomes exercisable in 25% increments on April 1, 1999, April 1, 2000, April 1, 2001 and April 1, 2002, respectively.
2. The option becomes exercisable in 25% increments on July 29, 1999, July 29, 2000, July 29, 2001 and July 29, 2002, respectively.


SIGNATURE OF REPORTING PERSON
/Signature/
Zvi N. Raskin
DATE
7/10/98